AGREEMENT


     This Agreement made this 2nd day of February, 1999, by and among HARVEY WM. GLASSER ("Glasser"), CAMBIO, INC., a Delaware corporation ("Cambio"), EURO-AMERICA-II, L.P., 2001 PARTNERS, L.P. and FREDERICK R. ADLER (jointly "Security Holders").

                                 R E C I T A L S

     A. Glasser is the owner of 39,392 shares of the Class A common stock of Cambio and 1,159,500 shares of the Class B common stock of Cambio.

     B. Security Holders are the owners of 1,176,475 shares of the Class A common stock of Cambio.

     C. Security Holders are willing to purchase and Cambio is willing to sell additional shares of its Class A common stock as herein provided.

     D. Cambio proposes to enter into an agreement with Imperial Loan Management Corporation whereby Imperial Loan Management Corporation will take title to certain subsidiaries of Cambio and use its best efforts to collect their assets and pay certain obligations of Cambio to Imperial Loan Management Corporation (the "Imperial Agreement").

     E. Glasser is willing to exchange his Class B common shares for Class A common shares of Cambio, and to resign as the chairman of the Board of Directors and Chief Executive Officer of Cambio upon the terms and conditions set forth herein.

     NOW, THEREFORE, the parties agree as follows:

     1. The parties agree that Cambio shall execute and carry out its obligations under the Imperial Agreement.

     2. Cambio agrees to sell and issue, and Security Holders agree to purchase, a minimum of Two Million One Hundred Twenty Five Thousand (2,125,000) shares and a maximum of Three Million (3,000,000) shares of Class A common stock of Cambio for a purchase price of $.20 per share payable in cash. The proceeds from the sale of the shares shall be used exclusively to pay obligations of Cambio arising out of the operation of the business including current accounts payable and future obligations. No portion of the proceeds shall be used to pay any obligations of Cambio to Security Holders or Glasser.

     3. Upon the sale of the stock and receipt of the purchase price, Glasser agrees to resign as Chairman of the Board of Directors and Chief Executive Officer.

     4. Upon the sale of the stock and receipt of the purchase price, and upon the execution of the Imperial Agreement and delivery of the shares of the subsidiaries to Imperial Loan Management Corporation pursuant to the Imperial Agreement, Glasser agrees to convert his Class B common shares to an equal number of Class A common shares of Cambio.

     5. Security Holders agree that for a period of not less than two years from the issuance of the new Class A Common shares, they shall vote their shares to elect Glasser as a director of Cambio.

     IN WITNESS WHEREOF the parties have executed this Agreement upon the date above written.

                                                       EURO-AMERICA-II, L.P. AND
                                                       2001 PARTNERS, L.P.
/s/ Harvey Wm. Glasser
HARVEY WM. GLASSER
                                                      By: /s/ Frederick R. Adler

CAMBIO, INC.


By: /s/ Ali Al-Dahwi                                   /s/  Frederick R. Adler
                                                       Fredeick R. Adler